Exhibit 99.1

Ellington Residential Mortgage REIT Reports Second Quarter 2018 Results
OLD GREENWICH, Connecticut—August 2, 2018
Ellington Residential Mortgage REIT (NYSE: EARN) today reported financial results for the quarter ended June 30, 2018.
Highlights

•	Net income of $1.8 million, or $0.14 per share.

•	Core Earnings[1] of $5.1 million, or $0.40 per share, and Adjusted Core Earnings[1] of $4.6 million, or $0.36 per share.

•	Book value of $13.70 per share as of June 30, 2018, after giving effect to a second quarter dividend of $0.37 per share.

•	Net interest margin of 1.28%, and adjusted net interest margin[2] of 1.17%.

•	Weighted average constant prepayment rate for the fixed-rate Agency specified pool portfolio of 8.2%.

•	Dividend yield of 13.4% based on the August 1, 2018 closing stock price of $11.07.

•	Debt-to-equity ratio of 8.8:1 as of June 30, 2018; adjusted for unsettled purchases and sales, the debt-to-equity ratio was 8.6:1.

•	Net mortgage assets-to-equity ratio of 7.4:1[3] as of June 30, 2018.

•	Repurchased 115,800 shares during the quarter, or approximately 1% of our outstanding shares as of the beginning of the quarter, at an average price of $11.01 per share.
Second Quarter 2018 Results
"In the second quarter, Ellington Residential had net income of $0.14 per share and Adjusted Core Earnings of $0.36 per share," said Laurence Penn, Chief Executive Officer and President. "During the quarter, higher interest rates caused Agency RMBS asset prices to decline modestly, but EARN's book value was stable as solid net carry on our portfolio and gains on our interest rate hedges more than offset these price declines. Share repurchases provided a tailwind, and altogether our economic return for the quarter was 1.2%, or 5.0% annualized.
"The bear market flattening of the yield curve over the past 18 months has put downward pressure on our net interest margin, but we continue to take advantage of the asset opportunities and higher yields by turning over meaningful portions of our portfolio, in order to recharge our net interest margin and boost core earnings. We expect this activity to continue throughout the third quarter.
"Despite the ongoing technical drag from Fed tapering, we believe that Agency RMBS offer attractive relative value today, with favorable prepayment fundamentals and yield spreads that remain near their two-year widest levels, in contrast to many credit sectors where spreads remain near their two-year tightest levels. As a result, after having covered a significant portion of our TBA short position in March in response to the market selloff, we continue to keep our net mortgage exposure relatively high.
"Looking forward, as quantitative easing around the globe continues to give way to quantitative tightening, the market will continue to lose an important stabilizing force. The market is pricing in continued record low volatility, but if volatility returns, we would expect more investment opportunities and chances to differentiate ourselves. We believe that our hedging strategy and our highly liquid portfolio will allow us to take advantage of such opportunities while also preserving book value."
Market Overview

•
In June, the Federal Reserve raised the target range for the federal funds rate by 0.25%, to 1.75%–2.00%, its seventh rate increase since December 1, 2015 and its second rate increase so far in 2018. LIBOR rates, which drive many of our financing costs, increased in sympathy, with one-month LIBOR increasing 21 basis points to end the second quarter at 2.09%.

•
In April and July, the Federal Reserve continued to increase the amount of the tapering of its reinvestments in line with the schedule it had laid out in September 2017. The tapering of Agency RMBS purchases increased to $12 billion per month in April and to $16 billion per month in July. The tapering of U.S. Treasury purchases increased to $18 billion per month in April and to $24 billion per month in July.

1 Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
2 Adjusted net interest margin represents net interest margin excluding the effect of the Catch-up Premium Amortization Adjustment on interest income.
3 We define our net mortgage assets-to-equity ratio as the net aggregate market value of our mortgage-backed securities (including the underlying market values of our long and short TBA positions) divided by total shareholders' equity. As of June 30, 2018 the market value of our mortgage-backed securities and our net short TBA position was $1.580 billion and $(294.8) million, respectively, and total shareholders' equity was $174.2 million.

•
The yield curve flattened for the sixth consecutive quarter: the 2-year U.S. Treasury yield rose 26 basis points to end the second quarter at 2.53%, while the 10-year U.S. Treasury yield rose 12 basis points to 2.86%. The spread between the 2-year and 10-year tightened to just 33 basis points, as compared to 47 basis points at the end of the first quarter.

•	Mortgage rates increased in the second quarter, with the Freddie Mac survey 30-year mortgage rate rising 11 basis points to end the quarter at 4.55%.

•
Overall Agency RMBS prepayment rates continued to be muted during the quarter. The Mortgage Bankers Association's Refinance Index, which measures refinancing application volumes, fell 11.9% quarter over quarter, dropping intra-quarter to its lowest seasonally-adjusted level in more than 17 years.

The second quarter of 2018 saw the extreme equity volatility of the first quarter subside, but interest rate choppiness and yield curve flattening continue. During the first part of the quarter, interest rates continued their recent upward trend, with the 10-year U.S. Treasury yield rising 37 basis points to an almost seven-year high of 3.11% on May 17th. Over the next two weeks, this trend reversed, as investors reacted to a possible trade war and political uncertainty in Italy; by May 29th, the 10-year U.S. Treasury had rallied nearly back to where it started the quarter. The flight to quality was short-lived, however, and the 10-year U.S. Treasury yield finished the quarter 12 basis points higher overall. The yield curve has lately been the flattest it has been since 2007, when it actually inverted during the early part of the year.
Performance was mixed for the quarter across the various credit-sensitive sectors. Investment grade and high yield corporate credit spreads tightened during April but then widened in May and June, and finished the quarter approximately flat. Meanwhile, CMBS credit spreads generally tightened during the quarter (with especially strong demand for higher-yielding, non-investment grade CMBS securities), and the legacy non-Agency RMBS market continued to be well supported. The continued increase in LIBOR boosted coupons of floating-rate debt instruments, benefiting CLOs, leveraged loans, and other structured credit products.
Despite higher rates and the continued increase of Fed tapering, Agency RMBS spreads generally held firm over the quarter, continuing to benefit from a muted prepayment environment. As measured by the Bloomberg Barclays U.S. MBS Agency Fixed Rate Index, Agency RMBS generated a total return of 24 basis points for the quarter, and an excess return (on a duration-adjusted basis) over the Bloomberg Barclays U.S. Treasury Index of 15 basis points.
Financial Results
Holdings
As of June 30, 2018, our mortgage-backed securities portfolio consisted of $1.451 billion of fixed-rate Agency "specified pools," $20.7 million of Agency RMBS backed by adjustable rate mortgages, or "Agency ARMs," $76.8 million of Agency reverse mortgage pools, $19.1 million of Agency interest only securities, or "Agency IOs," and $12.0 million of non-Agency RMBS. Specified pools are fixed-rate Agency pools consisting of mortgages with special characteristics, such as mortgages with low loan balances, mortgages backed by investor properties, mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and mortgages with various other characteristics.
Our overall RMBS portfolio decreased by 3.1% to $1.580 billion as of June 30, 2018, as compared to $1.631 billion as of March 31, 2018. Even though our portfolio was slightly smaller by quarter end, our equity base was also slightly smaller and our overall debt-to-equity ratio, adjusted for unsettled purchases and sales, was unchanged at 8.6:1 as of June 30, 2018, as compared to March 31, 2018. Our debt-to-equity ratio may fluctuate period over period based on portfolio management decisions, market conditions, capital markets activities, and the timing of security purchase and sale transactions.
With Agency RMBS yield spreads remaining near their two-year widest levels in the second quarter, we continued to maintain a smaller short TBA position that we use for hedging purposes, as well as a larger long TBA portfolio held for investment purposes, compared to how we were positioned in previous years. As of June 30, 2018, we had short TBAs of $448.6 million, as compared to $386.2 million as of March 31, 2018. Also as of June 30, 2018, we had $153.7 million of long TBAs held for investment purposes, as compared to $142.9 million as of March 31, 2018. As a result, our net mortgage assets-to-equity ratio decreased slightly quarter over quarter to 7.4:1 from 7.8:1, but was still meaningfully higher than as of December 31, 2017, when this ratio was 5.7:1, as well as compared to the quarter-end average over the past three years ended December 31, 2017 of 5.7:1. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced."
With Agency RMBS prices declining again during the second quarter, our portfolio had significant realized and unrealized losses. While these losses were partially offset by significant gains on our interest rate swaps, futures, and TBA short positions, strong TBA dollar rolls and muted prepayments caused TBAs to outperform specified pools, which further dampened our results. Short positions in TBAs continue to represent a significant portion of our interest rate hedging portfolio.

Average pay-ups on our specified pools were essentially unchanged at 0.58% as of June 30, 2018, as compared to 0.59% as of March 31, 2018. Pay-ups are price premiums for specified pools relative to their TBA counterparts. Additionally, our GNMA portfolio benefited from a significant drop in GNMA prepayment speeds during the quarter, which reflected the impact of a new law inhibiting "churning" of VA loans, as well as certain disciplinary actions taken by GNMA against several originators whose loans have exhibited abnormally high prepayment speeds.
Our non-Agency RMBS performed well during the quarter, driven by strong net interest income, which was slightly offset by net realized and unrealized losses as prices declined marginally in the sector during the quarter. Fundamentals underlying non-Agency RMBS continue to remain strong, led by a stable housing market. Our total investment in non-Agency RMBS was relatively unchanged at $12.0 million as of June 30, 2018, as compared to $12.4 million as of March 31, 2018. To the extent that more attractive entry points develop in non-Agency RMBS, we may increase our capital allocation to this sector.
Earnings and Net Interest Margin
We had net income of $1.8 million, or $0.14 per share, for the quarter ended June 30, 2018, as compared to a net loss of $(4.0) million, or $(0.30) per share, for the quarter ended March 31, 2018. The net income for the quarter was primarily driven by strong net interest income on our Agency RMBS investments and net gains from our interest rate hedges, partially offset by realized and unrealized losses on our Agency RMBS investments. For the quarter ended June 30, 2018, Core Earnings was $5.1 million, or $0.40 per share, as compared to $4.3 million, or $0.32 per share, for the quarter ended March 31, 2018. Adjusted Core Earnings for the quarter ended June 30, 2018 was $4.6 million, or $0.36 per share, as compared to $4.4 million, or $0.34 per share, for the quarter ended March 31, 2018. The higher Core Earnings and Adjusted Core Earnings in the current quarter resulted from the increase in our quarter-over-quarter adjusted net interest margin, reflecting the higher asset yields following portfolio turnover, partially offset by increases in repo borrowing rates. Core Earnings and Adjusted Core Earnings are non-GAAP financial measures. See "Reconciliation of Core Earnings to Net Income (Loss)" below for an explanation regarding the calculation of Core Earnings, Adjusted Core Earnings, and the Catch-up Premium Amortization Adjustment.
For the quarter ended June 30, 2018, the weighted average yield of our portfolio of Agency and non-Agency RMBS was 3.26%, while our average cost of funds, including interest rate swaps and U.S. Treasury securities, was 1.98%, resulting in a net interest margin for the quarter of 1.28%. By comparison, for the quarter ended March 31, 2018, the weighted average yield of our Agency and non-Agency RMBS was 2.99%, while our average cost of funds, including interest rate swaps and U.S. Treasury securities, was 1.93%, resulting in a net interest margin of 1.06%. Excluding the impact of the Catch-up Premium Amortization Adjustment, the weighted average yield of our portfolio increased to 3.15% for the second quarter as compared to 3.02% for the first quarter, and our adjusted net interest margin was 1.17% and 1.09%, respectively.
On a quarter-over-quarter basis, our cost of funds, including the cost of repo, interest rate swaps, and short positions in U.S. Treasury securities, increased to 1.98% from 1.93%. This quarter-over-quarter increase resulted mainly from an increase in our repo borrowing rates, which increased as LIBOR rose. Our average repo borrowing rate increased 33 basis points quarter over quarter to 1.96%. This increase was partially offset by lower costs related to our short positions in U.S. Treasury securities and interest rate swaps, which decreased 28 basis points from the prior quarter.
For the quarter ended June 30, 2018, prices on our Agency RMBS portfolio declined, and we had total net realized and unrealized losses of $(10.1) million, or $(0.79) per share. Our Agency RMBS portfolio turnover was 17% for the quarter, which was modestly higher than the prior quarter. In addition, we had total net realized and unrealized losses of $(0.1) million, or $(0.01) per share, on our non-Agency RMBS portfolio as prices declined slightly during the quarter.
During the quarter we continued to hedge interest rate risk, primarily through the use of interest rate swaps, short positions in TBAs, U.S. Treasury securities, and futures. For the quarter, we had total net realized and unrealized gains of $7.0 million, or $0.55 per share, on our interest rate hedging portfolio, as interest rates increased. In our hedging portfolio, the relative proportion (based on 10-year equivalents4) of short positions in TBAs increased slightly quarter over quarter relative to our other interest rate hedges, as we marginally decreased our exposure to Agency RMBS. The relative makeup of our interest rate hedging portfolio can change materially from quarter to quarter.
After giving effect to a second quarter dividend of $0.37 per share, our book value per share decreased to $13.70 as of June 30, 2018, from $13.90 as of March 31, 2018, and we had an economic return of 1.2% for the quarter. Economic return is computed by adding back dividends declared to ending book value per share, and comparing that amount to book value per share as of the beginning of the quarter.
4 "10-year equivalents" for a group of positions represent the amount of 10-year U.S. Treasury securities that would be expected to experience a similar change in market value under a standard parallel move in interest rates.

Securities Portfolio
The following table summarizes our portfolio of securities as of June 30, 2018 and March 31, 2018:

	June 30, 2018					March 31, 2018
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Agency RMBS(2)
15-year fixed-rate mortgages	$147,080	$148,499	$100.96	$153,512	$104.37	$151,969	$154,850	$101.90	$158,690	$104.42
20-year fixed-rate mortgages	8,143	8,421	103.41	8,767	107.66	8,432	8,773	104.04	9,078	107.66
30-year fixed-rate mortgages	1,263,388	1,294,483	102.46	1,329,912	105.27	1,304,988	1,341,220	102.78	1,375,171	105.38
ARMs	20,124	20,730	103.01	21,521	106.94	22,613	23,382	103.40	24,010	106.18
Reverse mortgages	71,781	76,831	107.04	78,603	109.50	69,813	75,382	107.98	76,536	109.63
Total Agency RMBS	1,510,516	1,548,964	102.55	1,592,315	105.42	1,557,815	1,603,607	102.94	1,643,485	105.50
Non-Agency RMBS	14,839	12,024	81.03	10,278	69.26	15,258	12,442	81.54	10,503	68.84
Total RMBS(2)	1,525,355	1,560,988	102.34	1,602,593	105.06	1,573,073	1,616,049	102.73	1,653,988	105.14
Agency IOs	n/a	19,115	n/a	18,583	n/a	n/a	14,526	n/a	14,264	n/a
Total mortgage-backed securities		1,580,103		1,621,176			1,630,575		1,668,252
U.S. Treasury securities sold short	(16,300)	(16,195)	99.36	(15,999)	98.15	(44,350)	(44,377)	100.06	(44,002)	99.22
Reverse repurchase agreements	21,373	21,373	100.00	21,373	100.00	44,617	44,617	100.00	44,617	100.00
Total		$1,585,281		$1,626,550			$1,630,815		$1,668,867

(1)	Represents the dollar amount (not shown in thousands) per $100 of current principal of the price or cost for the security.

(2)	Excludes Agency IOs.
Our weighted average holdings of RMBS based on amortized cost was $1.689 billion and $1.728 billion for the three-month periods ended June 30, 2018 and March 31, 2018, respectively.
Financial Derivatives Portfolio
The following table summarizes fair value of our financial derivatives as of June 30, 2018 and March 31, 2018:

	June 30, 2018	March 31, 2018
	(In thousands)
Financial derivatives–assets, at fair value:
TBA securities purchase contracts	$422	$295
TBA securities sale contracts	—	1
Fixed payer interest rate swaps	17,026	12,652
Fixed receiver interest rate swaps	—	194
Swaptions	470	386
Futures	2,177	—
Total financial derivatives–assets, at fair value	20,095	13,528
Financial derivatives–liabilities, at fair value:
TBA securities purchase contracts	(1)	(122)
TBA securities sale contracts	(1,394)	(2,450)
Fixed payer interest rate swaps	(260)	(1,191)
Fixed receiver interest rate swaps	—	(1)
Futures	—	(2,112)
Total financial derivatives–liabilities, at fair value	(1,655)	(5,876)
Total	$18,440	$7,652

Interest Rate Swaps
The following tables provide details about our fixed payer interest rate swaps as of June 30, 2018 and March 31, 2018:

	June 30, 2018
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2020	$86,000	$1,916	1.60%	2.35%	1.82
2021	133,400	3,677	1.89	2.35	2.91
2022	68,480	2,206	2.00	2.36	3.94
2023	119,466	2,786	2.30	2.36	4.77
2024	8,900	436	1.99	2.31	5.76
2025	47,722	650	2.57	2.33	6.67
2026	40,885	3,761	1.63	2.35	8.21
2027	30,000	1,458	2.29	2.35	8.85
2028	7,923	(13)	2.85	2.36	9.61
2043	12,380	(111)	2.99	2.35	24.89
Total	$555,156	$16,766	2.05%	2.35%	4.93

	March 31, 2018
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2020	$86,000	$1,372	1.60%	1.76%	2.07
2021	161,400	2,428	2.03	1.90	3.14
2022	68,480	1,511	2.00	1.80	4.19
2023	150,466	1,984	2.38	1.82	4.99
2024	8,900	316	1.99	1.69	6.01
2025	57,822	361	2.62	1.97	6.93
2026	40,885	3,423	1.63	1.87	8.46
2027	30,000	934	2.29	1.79	9.10
2028	36,663	(397)	2.89	2.01	9.93
2043	12,380	(471)	2.99	1.83	25.13
Total	$652,996	$11,461	2.15%	1.86%	5.31
The following table provides details about our fixed receiver interest rate swaps as of March 31, 2018. As of June 30, 2018 we did not hold any fixed receiver interest rate swaps:

	March 31, 2018
Maturity	Notional Amount	Fair Value	Weighted Average Pay Rate	Weighted Average Receive Rate	Weighted Average Remaining Years to Maturity
	(In thousands)
2021	$13,000	$(1)	2.31%	2.66%	3.01
2025	9,700	194	1.72	3.00	7.30
Total	$22,700	$193	2.06%	2.80%	4.84

Interest Rate Swaptions
The following tables provide information about our swaptions as of June 30, 2018 and March 31, 2018:

	June 30, 2018
	Option		Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$470	1.0	$10,000	10	2.40%

	March 31, 2018
	Option		Underlying Swap
Type	Fair Value	Months to Expiration	Notional Amount	Term (Years)	Fixed Rate
($ in thousands)
Fixed Payer	$386	4.0	$10,000	10	2.40%
Futures
The following tables provide information about our short positions in futures as of June 30, 2018 and March 31, 2018:

	June 30, 2018
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(296,100)	$2,177	2.84

	March 31, 2018
Description	Notional Amount	Fair Value	Remaining Months to Expiration
($ in thousands)
U.S. Treasury Futures	$(296,100)	$(2,112)	2.84
TBAs
The following table provides information about our TBAs as of June 30, 2018 and March 31, 2018:

	June 30, 2018				March 31, 2018
TBA Securities	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)	Notional Amount (1)	Cost Basis (2)	Market Value (3)	Net Carrying Value (4)
(In thousands)
Purchase contracts:
Assets	$136,754	$139,946	$140,368	$422	$98,555	$99,949	$100,244	$295
Liabilities	12,710	13,343	13,342	(1)	41,149	42,763	42,641	(122)
	149,464	153,289	153,710	421	139,704	142,712	142,885	173
Sale contracts:
Assets	—	—	—	—	(3,600)	(3,770)	(3,769)	1
Liabilities	(441,893)	(447,161)	(448,555)	(1,394)	(378,653)	(379,954)	(382,404)	(2,450)
	(441,893)	(447,161)	(448,555)	(1,394)	(382,253)	(383,724)	(386,173)	(2,449)
Total TBA securities, net	$(292,429)	$(293,872)	$(294,845)	$(973)	$(242,549)	$(241,012)	$(243,288)	$(2,276)

(1)	Notional amount represents the principal balance of the underlying Agency RMBS.

(2)	Cost basis represents the forward price to be paid for the underlying Agency RMBS.

(3)	Market value represents the current market value of the underlying Agency RMBS (on a forward delivery basis) as of the respective period end.

(4)
Net carrying value represents the difference between the market value of the TBA contract as of the respective period end and the cost basis, and is reported in Financial derivatives-assets, at fair value and Financial derivatives-liabilities, at fair value on the Consolidated Balance Sheet, for each respective period end.

We primarily use TBAs to hedge interest rate risk, typically in the form of short positions. However, from time to time we also invest in TBAs as a means of acquiring exposure to Agency RMBS, or for speculative purposes, including holding long positions. Overall, we typically hold a net short position.
The following tables detail gains and losses on our financial derivatives for the three-month periods ended June 30, 2018 and March 31, 2018:

	Three-Month Period Ended June 30, 2018
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$(1,341)	$528	$(813)	$1,472	$3,686	$5,158
Swaptions		—	—		84	84
TBAs		(460)	(460)		1,304	1,304
Futures		(2,429)	(2,429)		4,288	4,288
Total	$(1,341)	$(2,361)	$(3,702)	$1,472	$9,362	$10,834

	Three-Month Period Ended March 31, 2018
Derivative Type	Net Realized Gains (Losses) on Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) Other Than Periodic Settlements of Interest Rate Swaps	Net Realized Gains (Losses) on Financial Derivatives	Change in Net Unrealized Gains (Losses) on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) Other Than on Accrued Periodic Settlements of Interest Rate Swaps	Change in Net Unrealized Gains (Losses) on Financial Derivatives
(In thousands)
Interest rate swaps	$1,132	$2,441	$3,573	$(1,511)	$6,098	$4,587
Swaptions		—	—		205	205
TBAs		11,303	11,303		(1,944)	(1,944)
Futures		1,079	1,079		(2,283)	(2,283)
Total	$1,132	$14,823	$15,955	$(1,511)	$2,076	$565

Interest Rate Sensitivity
The following table summarizes, as of June 30, 2018, the estimated effects on the value of our portfolio, both overall and by category, of immediate downward and upward parallel shifts of 50 basis points in interest rates.

	Estimated Change in Fair Value(1)
(In thousands)	50 Basis Point Decline in Interest Rates		50 Basis Point Increase in Interest Rates
	Market Value	% of Total Equity	Market Value	% of Total Equity
Agency RMBS—ARM Pools	$197	0.11%	$(213)	(0.12)%
Agency RMBS—Fixed Pools and IOs	26,767	15.37%	(34,693)	(19.92)%
TBAs	(6,746)	(3.87)%	8,077	4.63%
Non-Agency RMBS	288	0.17%	(283)	(0.16)%
Interest Rate Swaps	(12,271)	(7.05)%	11,843	6.80%
Swaptions	(432)	(0.25)%	424	0.24%
U.S. Treasury Securities	(817)	(0.47)%	763	0.44%
U.S. Treasury Futures	(9,011)	(5.17)%	8,742	5.02%
Repurchase and Reverse Repurchase Agreements	(919)	(0.53)%	919	0.53%
Total	$(2,944)	(1.69)%	$(4,421)	(2.54)%

(1)
Based on the market environment as of June 30, 2018. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Repo Borrowings
The following table details our outstanding borrowings under repo agreements as of June 30, 2018 and March 31, 2018:

	June 30, 2018			March 31, 2018
		Weighted Average			Weighted Average
Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity	Borrowings Outstanding	Interest Rate	Remaining Days to Maturity
	(In thousands)			(In thousands)
30 days or less	$481,649	2.00%	16	$468,222	1.67%	16
31-60 days	732,797	2.10	45	818,835	1.76	45
61-90 days	322,770	2.18	76	302,262	1.90	75
Total	$1,537,216	2.09%	42	$1,589,319	1.76%	42
As of June 30, 2018, we had no outstanding borrowings other than under repo agreements. Our repo borrowings were with 16 counterparties as of June 30, 2018. The above figures are as of the respective quarter ends; over the course of the quarters ended June 30, 2018 and March 31, 2018 our average cost of repo was 1.96% and 1.63%, respectively.
Other
We incur an annual base management fee, payable quarterly in arrears, in an amount equal to 1.50% of shareholders' equity (as defined in our management agreement). For the quarter ended June 30, 2018, our expense ratio, defined as management fees and operating expenses as a percentage of average shareholders' equity, was 3.2% on an annualized basis for the quarter ended June 30, 2018, as compared to 3.3% as of March 31, 2018. The decrease in our annualized expense ratio resulted primarily from lower professional fees and other operating expenses during the quarter.
Dividends
On June 13, 2018, our Board of Trustees declared a second quarter dividend of $0.37 per share, or $4.7 million, which was paid on July 25, 2018 to shareholders of record on June 29, 2018.

Share Repurchase Program
On June 13, 2018, our Board of Trustees approved the adoption of a share repurchase program under which we are authorized to repurchase up to 1.2 million common shares. The program, which is open-ended in duration, allows us to make repurchases from time to time on the open market or in negotiated transactions, including through Rule 10b5-1 plans. Repurchases are at our discretion, subject to applicable law, share availability, price and our financial performance, among other considerations. This program superseded the program that was previously adopted on February 6, 2018, which also authorized us to repurchase up to 1.2 million of common shares. During the three-month period ended June 30, 2018, we repurchased 115,800 common shares under the prior repurchase program at an average price per share of $11.01 and a total cost of $1.3 million. From inception of the current repurchase program through August 1, 2018 we have repurchased 21,720 common shares for an aggregate cost of approximately $0.2 million.
Reconciliation of Core Earnings to Net Income (Loss)
Core Earnings consists of net income (loss), excluding realized and change in net unrealized gains and (losses) on securities and financial derivatives, and, if applicable, items of income or loss that are of a non-recurring nature. Core Earnings includes net realized and change in net unrealized gains (losses) associated with payments and accruals of periodic payments on interest rate swaps. Adjusted Core Earnings represents Core Earnings excluding the effect of the Catch-up Premium Amortization Adjustment on interest income. The Catch-up Premium Amortization Adjustment is a quarterly adjustment to premium amortization triggered by changes in actual and projected prepayments on our Agency RMBS (accompanied by a corresponding offsetting adjustment to realized and unrealized gains and losses). The adjustment is calculated as of the beginning of each quarter based on our then assumptions about cashflows and prepayments, and can vary significantly from quarter to quarter.
Core Earnings and Adjusted Core Earnings are supplemental non-GAAP financial measures. We believe that Core Earnings and Adjusted Core Earnings provide information useful to investors because they are metrics that we use to assess our performance and to evaluate the effective net yield provided by the portfolio. Moreover, one of our objectives is to generate income from the net interest margin on the portfolio, and Core Earnings and Adjusted Core Earnings are used to help measure the extent to which this objective is being achieved. However, because Core Earnings and Adjusted Core Earnings are incomplete measures of our financial results and differ from net income (loss) computed in accordance with GAAP, they should be considered as supplementary to, and not as substitutes for, net income (loss) computed in accordance with GAAP.
The following table reconciles, for the three-month periods ended June 30, 2018 and March 31, 2018, our Core Earnings and Adjusted Core Earnings on a consolidated basis to the line on our Consolidated Statement of Operations entitled Net Income (Loss), which we believe is the most directly comparable GAAP measure on our Consolidated Statement of Operations to Core Earnings:

(In thousands except share amounts)	Three-Month Period Ended June 30, 2018	Three-Month Period Ended March 31, 2018
Net Income (Loss)	$1,786	$(3,953)
Less:
Net realized gains (losses) on securities	(7,114)	1,927
Net realized gains (losses) on financial derivatives, excluding periodic payments(1)	(2,361)	14,823
Change in net unrealized gains (losses) on securities	(3,218)	(27,061)
Change in net unrealized gains (losses) on financial derivatives, excluding accrued periodic payments(2)	9,362	2,076
Subtotal	(3,331)	(8,235)
Core Earnings	$5,117	$4,282
Less: Catch-up Premium Amortization Adjustment	480	(150)
Adjusted Core Earnings	$4,637	$4,432
Weighted Average Shares Outstanding	12,715,277	13,224,214
Core Earnings Per Share	$0.40	$0.32
Adjusted Core Earnings Per Share	$0.36	$0.34

(1)
For the three-month period ended June 30, 2018, represents Net realized gains (losses) on financial derivatives of $(3.7) million less Net realized gains (losses) on periodic settlements of interest rate swaps of $(1.3) million. For the three-month period ended March 31, 2018, represents Net realized gains (losses) on financial derivatives of $16.0 million less Net realized gains (losses) on periodic settlements of interest rate swaps of $1.1 million.

(2)	For the three-month period ended June 30, 2018, represents Change in net unrealized gains (losses) on financial derivatives of $10.8 million less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $1.5 million. For the three-month period ended March 31, 2018, represents Change in net unrealized gains (losses) on financial derivatives of $0.6 million less Change in net unrealized gains (losses) on accrued periodic settlements of interest rate swaps of $(1.5) million.
About Ellington Residential Mortgage REIT
Ellington Residential Mortgage REIT is a mortgage real estate investment trust that specializes in acquiring, investing in and managing residential mortgage- and real estate-related assets, with a primary focus on residential mortgage-backed securities, for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise. Ellington Residential Mortgage REIT is externally managed and advised by Ellington Residential Mortgage Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
We will host a conference call at 11:00 a.m. Eastern Time on Friday, August 3, 2018, to discuss our financial results for the quarter ended June 30, 2018. To participate in the event by telephone, please dial (877) 437-3698 at least 10 minutes prior to the start time and reference the conference ID number 5233149. International callers should dial (810) 740-4679 and reference the same conference ID number. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of our web site at www.earnreit.com. To listen to the live webcast, please visit www.earnreit.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, we also posted an investor presentation, that will accompany the conference call, on our website at www.earnreit.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Friday, August 3, 2018, at approximately 2:00 p.m. Eastern Time through Friday, August 17, 2018 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the conference ID number 5233149. International callers should dial (404) 537-3406 and enter the same conference ID number. A replay of the conference call will also be archived on our web site at www.earnreit.com.
Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include, without limitation, our beliefs regarding the current economic and investment environment, our ability to implement our investment and hedging strategies, our future prospects and the protection of our net interest margin from prepayments, volatility and its impact on us, the performance of our investment and hedging strategies, our exposure to prepayment risk in our Agency portfolio, estimated effects on the fair value of our RMBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding our share repurchase program, and statements regarding the drivers of our returns. Our results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond our control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of our securities, changes in mortgage default rates and prepayment rates, our ability to borrow to finance our assets, changes in government regulations affecting our business, our ability to maintain our exclusion from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 14, 2018 which can be accessed through the link to our SEC filings under "For Our Shareholders" on our website (www.earnreit.com) or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected or implied may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three-Month Period Ended		Six-Month Period Ended
	June 30, 2018	March 31, 2018	June 30, 2018
(In thousands except share amounts)
INTEREST INCOME (EXPENSE)
Interest income	$14,081	$13,426	$27,506
Interest expense	(7,668)	(7,248)	(14,915)
Total net interest income	6,413	6,178	12,591
EXPENSES
Management fees to affiliate	656	671	1,327
Professional fees	217	234	452
Compensation expense	187	189	375
Insurance expense	74	74	148
Other operating expenses	293	349	641
Total expenses	1,427	1,517	2,943
OTHER INCOME (LOSS)
Net realized gains (losses) on securities	(7,114)	1,927	(5,188)
Net realized gains (losses) on financial derivatives	(3,702)	15,955	12,253
Change in net unrealized gains (losses) on securities	(3,218)	(27,061)	(30,279)
Change in net unrealized gains (losses) on financial derivatives	10,834	565	11,399
Total other income (loss)	(3,200)	(8,614)	(11,815)
NET INCOME (LOSS)	$1,786	$(3,953)	$(2,167)
NET INCOME (LOSS) PER COMMON SHARE:
Basic and Diluted	$0.14	$(0.30)	$(0.17)
WEIGHTED AVERAGE SHARES OUTSTANDING	12,715,277	13,224,214	12,968,340
CASH DIVIDENDS PER SHARE:
Dividends declared	$0.37	$0.37	$0.74

ELLINGTON RESIDENTIAL MORTGAGE REIT
CONSOLIDATED BALANCE SHEET
(UNAUDITED)

	As of
	June 30, 2018	March 31, 2018	December 31, 2017(1)
(In thousands except share amounts)
ASSETS
Cash and cash equivalents	$41,402	$46,025	$56,117
Mortgage-backed securities, at fair value	1,580,103	1,630,575	1,685,998
Due from brokers	26,946	32,061	26,754
Financial derivatives–assets, at fair value	20,095	13,528	8,792
Reverse repurchase agreements	21,373	44,617	81,461
Receivable for securities sold	51,614	73,560	21,606
Interest receivable	5,988	5,645	5,784
Other assets	748	523	575
Total Assets	$1,748,269	$1,846,534	$1,887,087
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Repurchase agreements	$1,537,216	$1,589,319	$1,597,206
Payable for securities purchased	1,387	17,612	3,830
Due to brokers	7,312	1,025	489
Financial derivatives–liabilities, at fair value	1,655	5,876	1,863
U.S. Treasury securities sold short, at fair value	16,195	44,377	81,289
Dividend payable	4,703	4,746	4,936
Accrued expenses	849	911	728
Management fee payable to affiliate	656	671	725
Interest payable	4,127	3,685	3,318
Total Liabilities	1,574,100	1,668,222	1,694,384
SHAREHOLDERS' EQUITY
Preferred shares, par value $0.01 per share, 100,000,000 shares authorized; (0 shares issued and outstanding, respectively)	—	—	—
Common shares, par value $0.01 per share, 500,000,000 shares authorized; (12,712,050, 12,827,850, and 13,340,217 shares issued and outstanding, respectively)	127	128	134
Additional paid-in-capital	233,152	234,376	240,062
Accumulated deficit	(59,110)	(56,192)	(47,493)
Total Shareholders' Equity	174,169	178,312	192,703
Total Liabilities and Shareholders' Equity	$1,748,269	$1,846,534	$1,887,087
PER SHARE INFORMATION
Common shares, par value $0.01 per share	$13.70	$13.90	$14.45

(1)	Derived from audited financial statements as of December 31, 2017.